Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Paul Taaffe
(704) 227-3623
ptaaffe@fairpoint.com

Media Contact:
Angelynne Amores Beaudry
(207) 535-4129
aamores@fairpoint.com

FAIRPOINT COMMUNICATIONS REPORTS
2014 THIRD QUARTER RESULTS

•	Unlevered Free Cash Flow[1] of $24.5 million for the quarter and $73.9 million year-to-date

•	Adjusted EBITDA[1] of $61.7 million for the quarter and $190.1 million year-to-date

•	Capital expenditures of $28.8 million for the quarter and $91.8 million year-to-date

•	Net loss of $37.8 million for the quarter and $92.7 million year-to-date

Charlotte, N.C. (November 5, 2014) - FairPoint Communications, Inc. (Nasdaq: FRP) (“FairPoint” or the “Company”), a leading communications provider, today announced its financial results for the third quarter ended September 30, 2014. As previously announced, the Company will hold a conference call and simultaneous webcast to discuss its results today at 8:30 a.m. (EST).

“We reported solid revenue in the quarter as we experienced the expected seasonal lift from the second quarter to the third as well as continued strong results in our business-focused and Ethernet-based products,” said Paul H. Sunu, Chief Executive Officer. “Certain expenses including overtime and increased medical claims negatively impacted Adjusted EBITDA, driving a lower than trend Adjusted EBITDA margin, but we anticipate many of those expenses will normalize over the coming quarters.”

“Regrettably two of our labor unions in northern New England initiated a work stoppage,” Sunu continued. “While we prefer to reach agreements with these two unions, our contingency plans give us confidence in our ability to provide continuity of service to customers during this work stoppage.”

Operating Highlights

The Company experienced strong revenue growth in business, advanced data services such as Ethernet, high-capacity data transport and other IP-based services along with broadband services. The return of seasonal revenue and effective use of selective price increases mitigated loss in legacy voice revenue and contributed to a sequential increase in total quarterly revenue. In the third quarter of 2014, data and Internet services revenue grew 7.9% versus a year ago as products like FairPoint's retail Ethernet service offerings continue to attract new customers. Data and Internet services revenue increased sequentially in the third quarter, which is an increase for the seventh consecutive quarter.

Ethernet services contributed approximately $21.3 million of revenue or 9.3% of total revenue in the third quarter of 2014 as compared to $17.2 million or 7.3% of total revenue a year ago, as retail and wholesale Ethernet circuits grew 37.5% year-over-year. Growth in the Company's Ethernet products is expected to continue based on demand from customers like regional banks, healthcare networks and wireless carriers.
_________________

1 Unlevered Free Cash Flow and Adjusted EBITDA are non-GAAP financial measures. Additional information regarding the calculation of Unlevered Free Cash Flow and Adjusted EBITDA and a reconciliation to net income (loss) are contained in the attachments to this press release.

As of September 30, 2014, FairPoint had 3,088 employees, a decrease of 3.0% versus a year ago, largely due to attrition.

Two of our collective bargaining agreements that cover most of our represented employees in northern New England expired on August 2, 2014. New collective bargaining agreements have not been reached. We have informed the unions that the parties are at impasse and on August 28, 2014 we implemented our final proposals. Those proposals include, among others:

•	Freezing of benefit accruals and participation under the existing defined benefit pension plan.

◦
Pursuant to an amendment to the pension plan, effective October 14, 2014, the pension plan was frozen. As such, no additional benefits will be earned by the approximately 1,800 active participants and no new participants will be admitted to the pension plan.

•	Elimination of post-retirement healthcare benefits for employees covered by the collective bargaining agreements.

◦
Effective August 28, 2014, pursuant to an amendment to the other post-employment benefits ("OPEB") plan, employees who retire on and after that date are no longer eligible to receive benefits under this plan, which impacts approximately 1,800 active employees. Approximately 300 retirees already receiving benefits under the OPEB plan prior to this date were not impacted by this implementation.

•	Changes to medical benefits.

◦
Changes to medical benefits for participants covered under those collective bargaining agreements are expected to result in lower employee expenses recognized in costs of services and sales and selling, general and administrative expenses beginning in January 2015.

The two unions filed unfair labor practices charges with the National Labor Relations Board contesting the implementation of our final proposals. There is no set timeline for resolving these charges and we cannot predict the outcome of these charges at this time. As of September 30, 2014, we have not recognized the impact of this implementation in our financial statements.

We are operating without contracts with these two labor unions in northern New England. On October 17, 2014 the two labor unions initiated a work stoppage. As of November 5, 2014, the work stoppage continues. The Company has executed its contingency plans and service to its customers continues. However, there is no assurance that we will operate at the same level of service under our contingency plans. This work stoppage and other concerted activities related thereto could materially adversely impact our business, financial condition, results of operations, liquidity and/or the market price of our outstanding securities.

For the nine months ended September 30, 2014, we recognized $22.3 million of labor negotiation related expenses primarily for contingent workforce (including training) expenses and legal, communications and public relations expenses. We expect additional labor negotiation related expenses in the fourth quarter of 2014, which are expected to be offset by lower employee expenses. As defined in our credit agreement, expenses related to labor negotiation are an add-back to our Adjusted EBITDA.

Financial Highlights

Third Quarter 2014 as compared to Second Quarter 2014

Revenue increased $2.5 million during the third quarter of 2014 to $228.1 million.

•	Voice services were flat, positively impacted by seasonality and rate increases, offset by fewer lines in service;

•
Access revenue increased $2.0 million primarily due to the annual NECA cost study true-up and wholesale Ethernet growth, partially offset by the continued loss and conversion of legacy transport circuits;

•	Data and Internet services increased $0.7 million reflecting strength in retail Ethernet circuit growth and price increases in our broadband product offering; and

•	Other services decreased $0.2 million primarily driven by lower late payment revenue due to timelier customer payments.

Operating expenses, excluding depreciation, amortization and reorganization, increased $20.4 million to $200.4 million in the third quarter of 2014 compared to $180.0 million in the second quarter of 2014 primarily due to increased labor negotiation related expenses of $13.4 million compared to the second quarter, higher employee expenses primarily driven by higher overtime, bonus and medical claims as well as higher bad debt expense, partially offset by lower contracted services.

Adjusting for items that are added back in the computation of Adjusted EBITDA, operating expenses were $166.4 million in the third quarter of 2014 compared to $161.4 million in the second quarter of 2014. The increase was due to higher employee expenses primarily driven by higher overtime, bonus and medical claims as well as higher bad debt expense, partially offset by lower contracted services.

Adjusted EBITDA decreased $2.5 million to $61.7 million in the third quarter of 2014 compared to $64.2 million in the second quarter of 2014 due to higher operating expenses offset by increased revenue.

Capital expenditures were $28.8 million in the third quarter of 2014 compared to $34.9 million in the second quarter of 2014 because of additional spending in the second quarter of 2014 primarily for Next Generation 911 in Maine and vehicles. In addition, at customer requests, certain Fiber to the Tower builds were deferred to future quarters, which reduced third quarter capital expenditures from the level expected.

Unlevered Free Cash Flow, which measures Adjusted EBITDA minus capital expenditures, pension contributions and cash payments for OPEB, was $24.5 million in the third quarter of 2014 compared to $21.4 million in the second quarter of 2014. Unlevered Free Cash Flow was higher in the third quarter of 2014 primarily due to lower capital expenditures offset by lower Adjusted EBITDA.

Net loss was $37.8 million in the third quarter of 2014 compared to $22.7 million in the second quarter of 2014. The change was primarily because of an increase in loss from operations of $19.4 million, mainly from higher operating expenses, partially offset by higher revenue and a higher income tax benefit of $4.1 million in the third quarter.

Cash was $25.2 million as of September 30, 2014 compared to $31.9 million as of June 30, 2014. The decrease is primarily due to the scheduled semi-annual interest payment towards the Company's senior notes in the third quarter. Total gross debt outstanding was $930.4 million as of September 30, 2014, after taking into consideration the regularly scheduled principal payment of $1.6 million on the term loan made during the third quarter of 2014, as compared to $932.0 million as of June 30, 2014. The Company's $75.0 million revolving credit facility is undrawn, with $58.8 million available for borrowing after applying $16.2 million of outstanding letters of credit.

Third Quarter 2014 as compared to Third Quarter 2013

Revenue was $228.1 million in the third quarter of 2014 compared to $236.0 million a year earlier.

•
Voice services declined $6.5 million resulting from the loss of voice access lines versus a year ago combined with lower long distance usage and the impact of certain promotional discounts on residential products, partially offset by price increases;

•
Access revenue declined $3.1 million due to the continued loss and conversion of legacy transport circuits to next generation fiber-based services and revenue assurance in the third quarter of 2013 that did not recur to the same extent in the third quarter of 2014, partially offset by an increase in wholesale Ethernet revenue driven by legacy conversion and a higher year-over-year NECA cost study true-up;

•	Data and Internet services increased $3.3 million reflecting strength in retail Ethernet services and price increases on residential broadband products; and

•	Other services decreased $1.6 million primarily driven by additional revenue from certain special purpose construction projects and late payment charges in the third quarter of 2013.

Operating expenses, excluding depreciation, amortization and reorganization, increased $13.2 million to $200.4 million in the third quarter of 2014 compared to $187.2 million in the third quarter of 2013 primarily due to increased labor negotiation related expenses of $16.9 million, partially offset by lower contracted services and severance expense in the third quarter of 2014.

Adjusting for items that are added back in the computation of Adjusted EBITDA, operating expenses were $166.4 million in the third quarter of 2014 compared to $168.8 million a year earlier. The decrease was primarily the result of lower contracted services in the third quarter of 2014.

Adjusted EBITDA was $61.7 million in the third quarter of 2014 compared to $67.5 million a year earlier. The decrease is due to lower revenue partially offset by adjusted operating expense savings.

Capital expenditures were $28.8 million in the third quarter of 2014 compared to $33.8 million a year earlier. The decrease is primarily driven by certain Fiber to the Tower builds that were deferred to future quarters at customer requests and a lower overall 2014 capital plan.

Unlevered Free Cash Flow of $24.5 million in the third quarter of 2014 was essentially flat compared to $24.4 million a year earlier. The slight increase was due to lower capital expenditures and pension and OPEB contributions offset by lower Adjusted EBITDA in the third quarter of 2014.

Net loss was $37.8 million in the third quarter of 2014 compared to $9.0 million in the third quarter of 2013. The change was due primarily to higher operating expenses, including depreciation expense, and lower revenue. Income tax benefit in the third quarter of 2013 included an additional tax benefit due to a change in the valuation allowance.

2014 Guidance and Subsequent Events
On January 24, 2011, the FairPoint Litigation Trust (the "Trust") was created and the Company transferred to the Trust the Litigation Trust Claims, as defined in the FairPoint Litigation Trust Agreement among the Company, its subsidiaries and the trustee. The Trust thereafter settled its claims. On October 16, 2014, we received a one-time payment of $7.4 million from the settlement proceeds. For purposes of calculating Adjusted EBITDA (in accordance with the definition of Consolidated EBITDA in our credit agreement), $6.7 million is permitted to be included in the calculation and $0.7 million will be interest income in the fourth quarter of 2014. The Company will not receive further payments from the Trust.

The Company expects to generate $100 million to $110 million of Unlevered Free Cash Flow for fiscal 2014. Unlevered Free Cash Flow refers to Adjusted EBITDA minus capital expenditures, pension contributions and cash payments for OPEB. In addition, for fiscal 2014, Adjusted EBITDA is expected to be approximately $260 million and capital expenditures are expected to be approximately $120 million. Aggregate cash pension contributions and cash OPEB payments are expected to be approximately $35 million.

Aggregate cash pension contributions and cash OPEB payments are expected to be $21 million to $25 million for 2015.

Quarterly Report

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2014, which will be filed with the SEC no later than November 10, 2014. The Company's results for the quarter ended September 30, 2014 are subject to the completion of such quarterly report.

Conference Call Information

As previously announced, FairPoint will hold a conference call and simultaneous webcast to discuss its third quarter 2014 results today at 8:30 a.m. (EST).

A live broadcast of the earnings conference call will be available online at www.fairpoint.com/investors. An online replay will be available shortly thereafter.

A telephonic replay will be available for anyone unable to participate in the live webcast. To access the replay, call (888) 286-8010 (US/Canada) or (617) 801-6888 (international) and enter the passcode 81735394 when prompted. The recording will be available from Wednesday, November 5, 2014, at 10:30 a.m. (EST) through Wednesday, November 12, 2014, at 11:59 p.m. (EST).

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including but not limited to Adjusted EBITDA and Unlevered Free Cash Flow, and the adjustments to the most directly comparable GAAP measures used to determine the non-GAAP measures. Management believes that Adjusted EBITDA provides a useful measure of operational and financial performance and removes variability related to pension and OPEB expenses and that Unlevered Free Cash Flow may be useful to investors in assessing the Company's ability to generate cash and meet its debt service requirements. The Company believes that the non-GAAP measures may be useful to investors in understanding period-to-period operating performance and in identifying historical and prospective trends that may not otherwise be apparent when relying solely on GAAP financial measures. In addition, the non-GAAP measures are useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management. The maintenance covenants contained in the Company's credit facility are based on Consolidated EBITDA, which is consistent with the calculation of Adjusted EBITDA included in the attachments to this press release.

However, the non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA and Unlevered Free Cash Flow have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income or loss, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Unlevered Free Cash Flow and related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. The Company compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA and Unlevered Free Cash Flow only supplementally. A reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to net loss or income is contained in the attachments to this press release.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (Nasdaq: FRP) provides advanced data, voice and video technologies to single and multi-site businesses, public and private institutions, consumers, wireless companies and wholesale re-sellers in 17 states. Leveraging an owned, fiber-core Ethernet network - including more than 16,000 route miles of fiber in northern New England - FairPoint has the network coverage, scalable bandwidth and transport capacity to support enhanced applications, including the next generation of mobile and cloud-based communications, such as small cell wireless backhaul technology, voice over IP, data center colocation services, managed services and disaster recovery. For more information, visit www.FairPoint.com.

Cautionary Note Regarding Forward-looking Statements

Some statements herein or discussed on our earnings conference call are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including the Company's plans, objectives, expectations and intentions and other factors. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in the Company's subsequent reports filed with the SEC.

Certain information contained herein or discussed on our earnings conference call may constitute guidance as to projected financial results and the Company's future performance that represent management's estimates as of the date hereof. This guidance, which consists of forward-looking statements, is prepared by the Company's management and is qualified by, and subject to, certain assumptions. Guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither the Company's independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto. Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and are based upon specific assumptions with respect to future business decisions, some of which will change. Management generally states possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent actual results, which could fall outside of the suggested ranges. The principal reason that the Company releases this data is to provide a basis for management to discuss the Company's business outlook with analysts and investors. The Company does not accept any responsibility for any projections or reports published by any such outside analysts or investors. Guidance is necessarily speculative in nature and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, the Company's guidance is only an estimate of what management believes is realizable as of the date hereof. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

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FAIRPOINT COMMUNICATIONS, INC.
Supplemental Financial Information
(Unaudited)
(in thousands, except operating and financial metrics)

	3Q14	2Q14	1Q14	4Q13	3Q13	YTD 2014	YTD 2013
Summary Income Statement:
Revenue:
Voice services	$94,799	$94,838	$95,495	$98,510	$101,272	$285,132	$306,649
Access	77,112	75,123	76,940	80,763	80,182	229,175	241,049
Data and Internet services	44,851	44,089	42,343	41,645	41,550	131,283	119,778
Other services	11,358	11,547	15,779	12,478	12,985	38,684	38,482
Total revenue	228,120	225,597	230,557	233,396	235,989	684,274	705,958
Operating expenses:
Operating expenses, excluding depreciation, amortization and reorganization	200,412	180,037	198,582	185,964	187,166	579,031	584,909
Depreciation and amortization	56,618	55,080	54,071	53,605	52,877	165,769	228,833
Reorganization (income) expense (post-emergence)	12	47	18	19	(229)	77	(790)
Total operating expenses	257,042	235,164	252,671	239,588	239,814	744,877	812,952
Loss from operations	(28,922)	(9,567)	(22,114)	(6,192)	(3,825)	(60,603)	(106,994)
Other income (expense):
Interest expense	(20,195)	(20,023)	(20,008)	(20,272)	(20,304)	(60,226)	(58,403)
Loss on debt refinancing	—	—	—	—	—	—	(6,787)
Other income (expense), net	90	(224)	215	3,477	951	81	1,386
Total other expense	(20,105)	(20,247)	(19,793)	(16,795)	(19,353)	(60,145)	(63,804)
Loss from continuing operations before income taxes	(49,027)	(29,814)	(41,907)	(22,987)	(23,178)	(120,748)	(170,798)
Income tax benefit	11,249	7,134	9,670	29,090	14,218	28,053	61,201
Net income (loss) from continuing operations	(37,778)	(22,680)	(32,237)	6,103	(8,960)	(92,695)	(109,597)
Gain on sale of discontinued operations	—	—	—	—	—	—	10,044
Net income (loss)	$(37,778)	$(22,680)	$(32,237)	$6,103	$(8,960)	$(92,695)	$(99,553)

Reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to Net Income (Loss):
Net income (loss)	$(37,778)	$(22,680)	$(32,237)	$6,103	$(8,960)	$(92,695)	$(99,553)
Income tax benefit	(11,249)	(7,134)	(9,670)	(29,090)	(14,218)	(28,053)	(61,201)
Interest expense	20,195	20,023	20,008	20,272	20,304	60,226	58,403
Depreciation and amortization	56,618	55,080	54,071	53,605	52,877	165,769	228,833
Pension expense (1a)	4,892	4,754	4,799	7,000	6,357	14,445	19,221
OPEB expense (1a)	14,941	13,404	13,529	12,173	11,973	41,874	42,296
Compensated absences (1b)	(3,829)	(3,013)	11,313	(3,276)	(4,367)	4,471	3,707
Severance	264	129	384	485	3,537	777	7,665
Restructuring costs (1c)	12	47	18	19	70	77	188
Storm expenses (1d)	—	(190)	(410)	2,598	—	(600)	—
Other non-cash items, net (1e)	331	(109)	1,131	299	426	1,353	1,603
Gain on sale of assets	170	243	10	36	(956)	423	(10,793)
Early debt payment expenses	—	—	—	—	—	—	6,787
Labor negotiation related expense (1f)	17,142	3,700	1,413	356	175	22,255	292
All other allowed adjustments, net (1f)	(14)	(20)	(184)	(3,365)	291	(218)	367
Adjusted EBITDA	$61,695	$64,234	$64,175	$67,215	$67,509	$190,104	$197,815
Adjusted EBITDA margin	27.0%	28.5%	27.8%	28.8%	28.6%	27.8%	28.0%
Pension contributions	$(7,038)	$(6,895)	$(6,960)	$(7,925)	$(8,519)	$(20,893)	$(12,046)
OPEB payments	(1,398)	(1,068)	(1,062)	(938)	(786)	(3,528)	(2,532)
Capital expenditures	(28,798)	(34,900)	(28,077)	(37,207)	(33,768)	(91,775)	(91,091)
Unlevered Free Cash Flow	$24,461	$21,371	$28,076	$21,145	$24,436	$73,908	$92,146

	3Q14	2Q14	1Q14	4Q13	3Q13	YTD 2014	YTD 2013
Reconciliation of Adjusted EBITDA to Revenue:
Total revenue	$228,120	$225,597	$230,557	$233,396	$235,989	$684,274	$705,958
Operating expenses, excluding depreciation, amortization and reorganization	$200,412	$180,037	$198,582	$185,964	$187,166	$579,031	$584,909
Pension expense (1a)	(4,892)	(4,754)	(4,799)	(7,000)	(6,357)	(14,445)	(19,221)
OPEB expense (1a)	(14,941)	(13,404)	(13,529)	(12,173)	(11,973)	(41,874)	(42,296)
Compensated Absences (1b)	3,829	3,013	(11,313)	3,276	4,367	(4,471)	(3,707)
Severance	(264)	(129)	(384)	(485)	(3,537)	(777)	(7,665)
Storm expenses (1d)	—	190	410	(2,598)	—	600	—
Other non-cash items, net (1e)	(577)	110	(1,171)	(445)	(394)	(1,638)	(1,824)
Labor negotiation related expense (1f)	(17,142)	(3,700)	(1,413)	(356)	(175)	(22,255)	(292)
All other allowed adjustments, net (1f)	—	—	(1)	(2)	(318)	(1)	(782)
Adjusted operating expenses, excluding depreciation, amortization and reorganization	$166,425	$161,363	$166,382	$166,181	$168,779	$494,170	$509,122
Adjusted operating expenses margin	73.0%	71.5%	72.2%	71.2%	71.5%	72.2%	72.1%
Adjusted income from continuing operations, excluding depreciation, amortization and reorganization	$61,695	$64,234	$64,175	$67,215	$67,210	$190,104	$196,836
Adjusted income from continuing operations margin	27.0%	28.5%	27.8%	28.8%	28.5%	27.8%	27.9%
Reversal of certain bankruptcy claims	—	—	—	—	299	—	979
Adjusted EBITDA	$61,695	$64,234	$64,175	$67,215	$67,509	$190,104	$197,815
Adjusted EBITDA margin	27.0%	28.5%	27.8%	28.8%	28.6%	27.8%	28.0%
Select Operating and Financial Metrics:
Residential lines	484,346	502,759	516,106	527,890	542,238
Business lines (2)	286,538	289,519	289,568	290,955	292,937
Wholesale lines (3)	54,386	55,569	58,605	59,859	60,315
Total lines (2)	825,270	847,847	864,279	878,704	895,490
% change y-o-y	(7.8)%	(7.1)%	(6.7)%	(7.0)%	(7.3)%
% change q-o-q	(2.7)%	(1.9)%	(1.6)%	(1.9)%	(1.9)%

Broadband subscribers (4)	329,494	333,421	331,538	329,766	330,698
% change y-o-y	(0.4)%	0.2%	0.4%	1.5%	3.0%
% change q-o-q	(1.2)%	0.6%	0.5%	(0.3)%	(0.6)%
penetration of lines	39.9%	39.3%	38.4%	37.5%	36.9%

Access line equivalents (2)	1,154,764	1,181,268	1,195,817	1,208,470	1,226,188
% change y-o-y	(5.8)%	(5.1)%	(4.8)%	(4.8)%	(4.7)%
% change q-o-q	(2.2)%	(1.2)%	(1.0)%	(1.4)%	(1.5)%

Retail Ethernet	5,447	5,156	4,875	4,651	4,241
Wholesale Ethernet	6,234	5,570	5,248	4,866	4,257
Ethernet Circuits	11,681	10,726	10,123	9,517	8,498
% change y-o-y	37.5%	48.3%	56.6%	60.1%	57.8%
% change q-o-q	8.9%	6.0%	6.4%	12.0%	17.5%

Employee Headcount	3,088	3,160	3,166	3,171	3,182
% change y-o-y	(3.0)%	(2.9)%	(4.7)%	(5.9)%	(6.4)%
(1) For purposes of calculating Adjusted EBITDA (in accordance with the definition of Consolidated EBITDA in the Company's credit agreement), the Company adjusts net (loss) income for interest, income taxes, depreciation and amortization, in addition to:

a) the add-back of aggregate pension and other post-employment benefits (OPEB) expense,
b) the add-back (or subtraction) of the adjustment to the compensated absences accrual to eliminate the impact of changes in the accrual,
c) the add-back of costs related to the reorganization, including professional fees for advisors and consultants,
d) the add-back of costs and expenses, including those imposed by regulatory authorities, with respect to casualty events, acts of God or force majeure to the extent they are not reimbursed from proceeds of insurance,

e) the add-back of other non-cash items, except to the extent they will require a cash payment in a future period, and
f) the add-back (or subtraction) of other items, including facility and office closures, labor negotiation expenses, non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses.

(2) Access lines are presented pro forma for the divestiture of our pay phone operations in our northern New England footprint and include Hosted Voice seats.
(3) Wholesale access lines include Resale and UNE-P, but exclude UNE-L and special access circuits.
(4) Broadband subscribers include DSL, fiber-to-the-premise, cable modem and fixed wireless broadband, but exclude Ethernet and other high-capacity circuits.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
September 30, 2014 and December 31, 2013
(in thousands, except share data)

	September 30, 2014	December 31, 2013
	(unaudited)
Assets:
Cash	$25,227	$42,700
Restricted cash	—	543
Accounts receivable (net of $11.2 million and $13.1 million allowance for doubtful accounts, respectively)	77,267	89,248
Prepaid expenses	24,209	26,552
Other current assets	3,524	3,876
Deferred income tax, net	12,469	18,250
Total current assets	142,696	181,169
Property, plant and equipment (net of $1,037.1 million and $886.2 million accumulated depreciation, respectively)	1,238,016	1,301,292
Intangible assets (net of $41.0 million and $32.7 million accumulated amortization, respectively)	97,629	105,886
Debt issue costs, net	6,245	7,101
Restricted cash	651	651
Other assets	3,262	3,799
Total assets	$1,488,499	$1,599,898

Liabilities and Stockholders’ Deficit:
Current portion of long-term debt	$6,400	$6,400
Current portion of capital lease obligations	921	1,445
Accounts payable	39,627	37,876
Claims payable and estimated claims accrual	216	256
Accrued interest payable	3,416	9,977
Accrued payroll and related expenses	27,745	34,897
Other accrued liabilities	54,956	55,994
Total current liabilities	133,281	146,845
Capital lease obligations	1,038	447
Accrued pension obligations	144,306	153,534
Accrued post-retirement healthcare obligations	622,424	584,734
Deferred income taxes	53,168	85,948
Other long-term liabilities	20,971	25,864
Long-term debt, net of current portion	909,048	911,722
Total long-term liabilities	1,750,955	1,762,249
Total liabilities	1,884,236	1,909,094
Stockholders’ deficit:
Common stock, $0.01 par value, 37,500,000 shares authorized, 26,708,989 and 26,480,837 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	267	264
Additional paid-in capital	515,341	512,008
Retained deficit	(754,384)	(661,689)
Accumulated other comprehensive loss	(156,961)	(159,779)
Total stockholders’ deficit	(395,737)	(309,196)
Total liabilities and stockholders’ deficit	$1,488,499	$1,599,898

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
Three and Nine months ended September 30, 2014 and 2013
(Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues	$228,120	$235,989	$684,274	$705,958
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	104,643	107,646	321,870	332,420
Selling, general and administrative expense	95,769	79,520	257,161	252,489
Depreciation and amortization	56,618	52,877	165,769	228,833
Reorganization related expense (income)	12	(229)	77	(790)
Total operating expenses	257,042	239,814	744,877	812,952
Loss from operations	(28,922)	(3,825)	(60,603)	(106,994)
Other income (expense):
Interest expense	(20,195)	(20,304)	(60,226)	(58,403)
Loss on debt refinancing	—	—	—	(6,787)
Other income	90	951	81	1,386
Total other expense	(20,105)	(19,353)	(60,145)	(63,804)
Loss before income taxes	(49,027)	(23,178)	(120,748)	(170,798)
Income tax benefit	11,249	14,218	28,053	61,201
Loss from continuing operations	(37,778)	(8,960)	(92,695)	(109,597)
Gain on sale of discontinued operations, net of taxes	—	—	—	10,044
Net loss	$(37,778)	$(8,960)	$(92,695)	$(99,553)

(Loss) earnings per share, basic:
Continuing operations	$(1.43)	$(0.34)	$(3.51)	$(4.18)
Discontinued operations	—	—	—	0.38
Loss per share, basic	$(1.43)	$(0.34)	$(3.51)	$(3.80)

(Loss) earnings per share, diluted:
Continuing operations	$(1.43)	$(0.34)	$(3.51)	$(4.18)
Discontinued operations	—	—	—	0.38
Loss per share, diluted	$(1.43)	$(0.34)	$(3.51)	$(3.80)

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2014 and 2013
(Unaudited) (in thousands)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(92,695)	$(99,553)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	(28,907)	(62,202)
Provision for uncollectible revenue	6,840	6,665
Depreciation and amortization	165,769	228,833
Post-retirement healthcare	38,348	39,936
Qualified pension	(6,447)	7,175
Loss on abandoned projects	170	—
Stock-based compensation	3,527	4,524
Gain on sale of business, net	—	(10,044)
Loss on debt refinancing	—	6,787
Other non-cash items	921	(919)
Changes in assets and liabilities arising from operations:
Accounts receivable	5,141	(9,002)
Prepaid and other assets	2,694	(5,443)
Restricted cash	463	4,554
Accounts payable and accrued liabilities	(6,660)	(10,664)
Accrued interest payable	(6,561)	3,241
Other assets and liabilities, net	(3,607)	11,151
Reorganization adjustments:
Non-cash reorganization income	—	(980)
Claims payable and estimated claims accrual	(40)	(46)
Restricted cash - Cash Claims Reserve	80	577
Total adjustments	171,731	214,143
Net cash provided by operating activities	79,036	114,590
Cash flows from investing activities:
Net capital additions	(91,775)	(91,091)
Proceeds from sale of business	—	30,452
Distributions from investments and proceeds from the sale of property	1,101	1,296
Net cash used in investing activities	(90,674)	(59,343)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	920,590
Financing costs	—	(13,217)
Repayments of long-term debt	(4,800)	(960,200)
Proceeds from exercise of stock options	32	53
Repayment of capital lease obligations	(1,067)	(936)
Net cash used in financing activities	(5,835)	(53,710)
Net change	(17,473)	1,537
Cash, beginning of period	42,700	23,203
Cash, end of period	$25,227	$24,740